Exhibit 99.1

Contact:	James Babski
GHL Acquisition Corp.
jbabski@greenhill.com
+1-212-372-4180

GHL Acquisition Corp. Announces Expected Transfer of Listing to Nasdaq

NEW YORK, September 11, 2009 – GHL Acquisition Corp. (“GHL Acquisition”) (NYX: GHQ, GHQ.WS and GHQ.U) announced today that it has submitted an application to list its common stock, warrants and units, and expects to begin trading, on the Nasdaq Stock Market on September 24, 2009, under the symbols IRDM, IRDMW and IRDMU, respectively.  GHL Acquisition’s common stock, warrants and units will continue to trade on the NYSE Amex under the symbols GHQ, GHQ.WS and GHQ.U, respectively, through the end of the trading day on September 23, 2009.  The expected transfer of GHL Acquisition’s listing and change in symbol are taking place in connection with the proposed acquisition by GHL Acquisition of Iridium Holdings LLC, which is subject to approval by the stockholders of GHL Acquisition.  A special meeting of GHL Acquisition’s stockholders to vote on the acquisition has been scheduled for September 23, 2009 at 4:00 p.m. Eastern Time.  Immediately following the closing of the proposed acquisition, GHL Acquisition will change its name to Iridium Communications Inc.

About GHL Acquisition Corp.

GHL Acquisition is a special purpose acquisition company launched in February 2008 in an initial public offering raising $400 million of gross proceeds. Founded by Greenhill & Co., GHL Acquisition was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses.

Forward-Looking Statements and Other Disclosure

This press release contains, and GHL Acquisition’s management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHL Acquisition to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Iridium, whether the transaction will be approved by GHL Acquisition’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, and competitive, legal, governmental and technological factors. There is no assurance that GHL Acquisition’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if GHL Acquisition’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.  GHL Acquisition’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and, except as required by law, GHL Acquisition undertakes no obligation to update forward-looking statements.

This press release is for informational purposes only and does not constitute an offer of any securities for sale.